Exhibit 10.52

Kosan Biosciences Incorporated

3832 Bay Center Place

Hayward, CA 94545

March 18, 2008

Robert G. Johnson, Jr., M.D., Ph.D.

Kosan Biosciences Incorporated

3832 Bay Center Place

Hayward, CA 94545

Re:	Resignation and Consulting Agreement

Dear Robert:

This letter sets forth the terms of the resignation and consulting agreement (the “Agreement”) between you and Kosan Biosciences Incorporated (the “Company”).

1. Resignation of Employment and Board Positions. Pursuant to the signed resignation letter dated as of February 27, 2008 (the “Resignation Date”), you resigned from your position of Chief Executive Officer (“CEO”) of the Company, and from any other employment or officer positions with the Company (which includes the position of President) and all of its affiliated entities (the “Affiliates”), and as a member of the Company’s Board of Directors (the “Board”). A copy of your signed resignation letter is attached as Exhibit A.

2. Final Pay. The Company paid you all accrued salary and all accrued and unused vacation (if any) earned by you through and including the Resignation Date, less applicable withholdings and deductions. You received this payment regardless of whether you enter into this Agreement.

3. Severance Benefits. Although the Company is not otherwise obligated to do so, if you timely sign, date and return this Agreement to the Company, and you do not revoke it, you will be provided the severance benefits set forth in this Agreement (the “Severance Benefits”). The Severance Benefits in this Agreement shall be the sole severance benefits that you will receive, and will be in lieu of (and not in addition to) any other severance benefits, including but not limited to severance benefits under the Company’s Severance Benefit Plan or severance benefits specified in your letter employment agreement with the Company dated September 9, 2000 (the “Employment Agreement”). The Severance Benefits are as follows:

(a) Severance Payments. The Company will make severance payments to you in the form of continuation of your base salary in effect as of the Resignation Date for eighteen (18) months (the “Severance Payments”). The Severance Payments will be subject to applicable withholdings and deductions, and will be paid on the Company’s normal payroll dates, beginning with the first payroll date after the Effective Date of this Agreement (as defined in Section 16(d) (ADEA Waiver)). Notwithstanding the foregoing, if you materially breach this Agreement or the Proprietary Information Agreement (defined in Section 8) (any such material breach to be referred to herein as a “Forfeiture Action”), then you will immediately forfeit any right to the Severance Payments, and the Company’s obligation to continue to provide the Severance Payments will cease in full effective as of the date of your Forfeiture Action. Notwithstanding the foregoing, whether you have engaged in any Forfeiture Action will be determined by an arbitrator pursuant to the dispute resolution process provided in Section 22 hereof and, to the extent such a determination is made by the arbitrator, you will be required to promptly repay to the Company any Severance Payments received by you after the date of your Forfeiture Action. In the event that you die during the time that the Company is continuing to pay the Severance Payments, the Company will pay to your estate any remaining Severance Payments (and Benefits Payments, discussed in Section 3(b), if the Company’s obligation to pay the Benefits Payments has not ceased prior to the date of your death) that would have been paid to you, with such payments to be made on the same schedule that such payments otherwise would have been paid to you in the absence of your death.

(b) Benefits Payments. Your group health insurance coverage will terminate on the Resignation Date. To the extent provided by the federal COBRA law or applicable state insurance laws (collectively, “COBRA”), and by the Company’s current group health insurance policies, you then will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided with a separate notice more specifically describing your rights and obligations to continuing health insurance coverage under applicable state and/or federal insurance laws and the terms of the applicable health insurance plans, on or after the Resignation Date. If you timely elect continued health insurance coverage, the Company agrees, through the earlier of August 31, 2009 or the date on which you become eligible for group insurance coverage with another employer, to pay your health insurance premiums sufficient to continue your coverage at the same level in effect as of the Resignation Date (including dependent coverage, if any) (the “Benefits Payments”) to the extent you remain eligible for COBRA coverage. You agree to notify the Company in writing immediately upon commencing other employment that provides group health insurance benefits. Notwithstanding the foregoing, if you engage in any Forfeiture Action (as determined by an arbitrator, as provided in Section 3(a)), then you will immediately forfeit any right to continued Benefits Payments, and the Company’s obligation to continue to provide the Benefits Payments will cease in full effective as of the date of your Forfeiture Action, and you will be required to promptly repay to the Company any Benefits Payments received by you after the date of your Forfeiture Action.

(c) Deferred Compensation. In the event that the Company determines that any payments hereunder (including, but not limited to, payments pursuant to Section 3(a) (Severance Payments) and continued insurance coverage or Benefits Payments provided under Section 3(b) (Benefits Payments)) fail to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Internal Revenue Code (the “Code”) as a result of Section 409A(a)(2)(B)(i) of the Code, then the payment of such benefits shall not be made pursuant to the payment schedules provided herein and instead the payment of such benefits shall be delayed or otherwise restructured to the minimum extent necessary so that such benefits are not subject to the provisions of Section 409A(a)(1) of the Code; provided, however, that before the imposition of any such delay, it is intended that (i) each installment payment pursuant to Section 3(a) shall be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2(i), (ii) all such installment payments shall satisfy, to the greatest extent permissible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9)(iii), and (iii) the Company’s payment of COBRA premiums shall satisfy, to the greatest extent permissible, the exemption from the application of Section 409A of the Code provided under Treasury Regulations Section 1.409A-1(b)(9)(v).

(d) Change in Control. In the event the Company is subject to a Change in Control (as defined below) during such time that the Severance Benefits are being paid, the obligation to continue to pay the Severance Benefits will continue as a contractual obligation and, to the extent that the Company does not continue as a surviving entity subsequent to the Change in Control, from and after any such Change in Control this contractual obligation will be assumed by the acquiring entity, or other appropriate arrangements will be made for satisfaction of this obligation. “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any person (as defined under the Securities Exchange Act of 1934, as amended) (an “Exchange Act Person”) becomes the owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person from the Company in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (B) solely because the level of ownership held by any Exchange Act Person exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Exchange Act Person becomes the owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities owned by the Exchange Act Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii) the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur; or

(iv) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition.

The term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

4. Final Expense Reimbursements. No later than sixty (60) days after the Resignation Date, you must submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Resignation Date for which you seek reimbursement. The Company will reimburse you for such expenses pursuant to its regular business practice.

5. Return of Company Property. By the close of business on March 14, 2008, you shall return to the Company all documents (and all copies thereof) and other property belonging to the Company that you have in your possession or control, with the exception of the cellular phone discussed below. The documents and property to be returned by you include, but are not limited to, all files, correspondence, email, memoranda, notes, notebooks, drawings, records, plans, forecasts, reports, studies, analyses, compilations of data, proposals, agreements, financial information, research and development information, clinical trial data, sales and marketing information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, personal data assistant, mobile telephones, and servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company or any of its Affiliates (and all reproductions thereof in whole or in part). You agree to make a diligent search to locate any such documents, property and information within the above-referenced timeframe. In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, then you agree to provide the Company, no later than March 14, 2008, a computer-useable copy of all such information and then permanently delete and expunge such Company confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your personal system as requested to verify that the necessary copying and/or deletion is done. Your timely compliance with this Section 5 is a precondition to your receipt of any of the Severance Benefits. Notwithstanding the foregoing, the Company will permit you to retain the Company’s cellular phone provided to you, and the Company will transfer to you its ownership interests in the phone effective as of the Effective Date. The cellular phone is being provided in its “as is” condition.

In addition, the Company will arrange for the transfer to you of the telephone number for that cellular phone, and you will be solely responsible for the billing and costs associated with the phone effective as of the first day following the Resignation Date. In addition, the Company will permit you to retain an electronic copy of approved contact information from the Outlook contact list of the Company computer assigned to you, provided that you first submit to the Company, for its approval, a list of the specific contacts of which you want to retain a copy.

6. Consulting Relationship. If you timely sign this Agreement, return it to the Company, and allow it to become effective, then the Company will engage you as a consultant under the terms and conditions specified below (the “Consulting Relationship”).

(a) Consulting Period. The Company will engage you as a consultant for the period (the “Consulting Period”) commencing on the day immediately following the Resignation Date and continuing until the earlier of: (i) August 27, 2008; (ii) the date your consulting relationship is terminated by the Company due to your Forfeiture Action (as determined by an arbitrator, as provided in Section 3(a)), such termination to be effective as of the date of your Forfeiture Action; (iii) the date that you and the Company mutually agree to terminate the consulting relationship; or (iv) the date that you revoke this Agreement pursuant to Section 16(d) hereof.

(b) Consulting Duties. During the Consulting Period, you agree to provide a maximum of eight (8) hours per month of consulting services (the “Services”), to and at the request of the President or any Company officer, or the Board, in any area within your expertise. You shall exercise the highest degree of professionalism and utilize your expertise and creative talents in performing the Services. The Company shall not require you to perform the Services in a manner that would unreasonably interfere with your performance of your other professional duties.

(c) Option Vesting. Vesting of your outstanding stock options will continue during the Consulting Period in accordance with the terms of your option agreements and the Company’s applicable equity incentive plans, and will cease effective as of the termination of the Consulting Period (the “Consulting Termination Date”). Provided that the Consulting Period is not terminated pursuant to Sections 6(a)(ii) or 6(a)(iv), then the following shall apply (the “Option Acceleration and Extension”): (i) vesting of your unvested stock options shall be accelerated such that your options will become vested and exercisable, effective as of the Consulting Termination Date, with respect to the number of shares subject to your options that would have vested if the Consulting Period had continued for twelve (12) months after such date (without giving effect to any other acceleration provision); and (ii) the agreements governing your stock options are amended to permit your exercise of each of your vested options through the earlier of the following: (A) thirty (30) months from the Consulting Termination Date; or (B) the term of each option. In addition, in the event that, during the Consulting Period, the Company is subject to a change in control (as such term is defined in the Company’s equity incentive plans applicable to your stock options), you and the Company agree that your then unvested stock options will be subject to the Option Acceleration and Extension, effective on the date immediately preceding the effective date of such change in control, provided, however, that the number of shares to be accelerated will be increased only by the number of shares that would have vested between the effective date of the change in control and August 27, 2009 (but in no case beyond the term of each option). Except as expressly modified herein, your stock options, including your rights to exercise any vested options, continue to be governed by the terms of your operative agreements with the Company and the applicable equity plan(s). You will not be eligible for any additional compensation (such as consulting fees) for the Services or the consulting relationship.

(d) Protection of Information. You agree that, during the Consulting Period and thereafter, you will not use or disclose any confidential or proprietary information or materials of the Company that you obtain or develop in the course of performing the Services, except with permission of a duly-authorized Company officer. Any and all work product you create in the course of performing the Services will be the sole and exclusive property of the Company. You hereby assign to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property developed in the course of performing the Services.

(e) Expenses. The Company will reimburse you for reasonable, documented business expenses incurred in performing the Services pursuant to its regular business practice, provided that these expenses have been pre-approved by the Company in writing.

(f) Other Work Activities. During the Consulting Period, you will not carry on any business or activity (whether directly or indirectly, as a partner, stockholder, principal, agent, director, affiliate, employee or consultant) that is competitive in any manner with the business of the Company nor engage in other activities that conflict with your obligations to the Company. Notwithstanding these restrictions, you shall not be prohibited from being a passive shareholder of up to 1% of the public stock of an entity that competes with the Company. During the Consulting Period, you may engage in any form of employment, consulting, research, teaching, business activity or combination of any of the same which is not prohibited by this paragraph, provided that it shall not unreasonably interfere with your ability to perform the Services for the Company.

7. Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance, or benefits on or after the Resignation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or a vested equity award. By way of example, but not limitation, you acknowledge and agree that you have not earned and are not owed any unpaid bonus or incentive compensation, including but not limited to any bonus for 2007 or 2008. In addition, you hereby acknowledge and agree that the restricted stock unit award granted to you on January 2, 2008, and the change in control and severance benefit agreement between you and the Company, terminated on the Resignation Date.

8. Proprietary Information Obligations. Prior to or contemporaneously with your signing of this Agreement, you agree to sign the Employee Proprietary Information and Invention Assignment Agreement attached hereto as Exhibit B (the “Proprietary Information Agreement”), and you shall return a signed copy of the Proprietary Information Agreement to the Company along with a signed copy of this Agreement.

9. Disclosure. You hereby acknowledge and agree that this Agreement and a description of the terms set forth herein will be filed by the Company with the Securities and Exchange Commission pursuant to its obligations as a reporting company under the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder, and consequently shall be publicly available.

10. Nondisparagement. You agree not to disparage the Company and its officers, directors, employees, stockholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; and the Company (through its executive officers and directors) agrees not to disparage you in any manner likely to be harmful to you or your business, business reputation or personal reputation. Notwithstanding anything else in this paragraph, both the Company and you may respond accurately and fully to any inquiry or request for information if required by legal process.

11. Nonsolicitation. You agree that, through one year following the Resignation Date, you will not, directly or indirectly, solicit, induce or encourage, or attempt to solicit, induce or encourage, any employee, consultant, or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant, or independent contractor to or for any other person or entity.

12. No Admissions. The promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party, and neither party makes any such admission.

13. No Voluntary Adverse Action. You agree that you will not voluntarily assist any person in preparing, bringing, or pursuing any litigation, arbitration, administrative claim or other formal proceeding against the Company, its parents, subsidiaries, Affiliates, distributors, officers, directors, employees or agents, unless pursuant to subpoena or other compulsion of law.

14. Cooperation. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims, demands, audits, government or regulatory inquiries, or other matters arising from events, acts, or failures to act that occurred during the time period in which you were employed by the Company. Such cooperation includes, without limitation, making yourself available upon reasonable notice, without subpoena, to provide accurate and complete information to the Company and making yourself available for truthful and accurate interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages, salary, or other compensation), and will make reasonable efforts to accommodate your scheduling needs.

15. Acts Necessary To Effect This Agreement. You and the Company agree to timely execute any instruments or perform any other acts that are or may be necessary or appropriate to effect and carry out the transactions contemplated by this Agreement.

16. Johnson’s Releases of Claims.

(a) General Release. In exchange for the consideration under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release, acquit and forever discharge the Company, and its parent, subsidiary, and affiliated entities, along with its and their predecessors and successors and their respective directors, officers, employees, shareholders, stockholders, partners, agents, attorneys, insurers, affiliates and assigns (collectively, the “Released Parties”), of and from any and all claims, liabilities and obligations, both known and unknown, that arise from or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date that you sign this Agreement (collectively, the “Released Claims”).

(b) Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, other incentive compensation, vacation pay and the redemption thereof, expense reimbursements, severance payments, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing (including, but not limited to, claims based on or arising from the Employment Agreement); (iv) all tort claims, including but not limited to claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including but not limited to claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), and the California Fair Employment and Housing Act (as amended).

(c) Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to your fully executed Indemnification Agreement with the Company (a copy of which is attached as Exhibit C), the charter, or bylaws of the Company, or under applicable law; (ii) any rights which are not waivable as a matter of law; or (iii) any claims arising from the breach of this Agreement. In addition, nothing in this Agreement prevents you from filing, cooperating with, or participating in any investigation or proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that you hereby waive your right to any monetary benefits in connection with any such claim, charge, investigation or proceeding. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

(d) ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release do not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days from February 27, 2008 in which to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke the Agreement by providing written notice of your revocation to the Board; and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you (the “Effective Date”). You acknowledge and agree that any changes made to the Company’s original severance offer dated February 27, 2008 were at your request and to your benefit. Accordingly, you hereby waive a new twenty-one (21) day consideration period to which you would otherwise be entitled, and expressly agree that you will have until the close of business on March 19, 2008 (which is more than twenty-one (21) days from the date that you received the Company’s original severance offer) to consider this Agreement before the offer herein expires.

17. Company’s Release Of Claims. The Company hereby generally and completely releases, acquits and forever discharges you and your agents, successors, assigns, attorneys and affiliates, of and from any and all claims, liabilities and obligations, both known and unknown, that arise from or are in any way related to events, acts, conduct, or omissions arising from the authorized course and scope of your employment occurring at any time prior to and including the date that the Company signs this Agreement. Notwithstanding the foregoing, the Company is not releasing you hereby from any claims, liabilities and obligations arising under or based on: (a) criminal or fraudulent acts, conduct or omissions; or (b) your obligations to protect the Company’s proprietary information, including without limitation any claims arising from the Proprietary Information Agreement or under the California Uniform Trade Secrets Act. The Company represents that it is not aware of any claims that it has or might have against you or any other person or entity subject to the release granted in this paragraph.

18. Section 1542 Waiver. In giving the releases set forth in this Agreement, which include claims which may be unknown to the parties at present, each party acknowledges that it has read and understands Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” The parties hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted herein, including but not limited to the releases of unknown and unsuspected claims granted in this Agreement.

19. Representations. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise, and have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

20. Job Reference Inquiries. The Company agrees to refer requests for job references concerning you from prospective employers to the Chairman of the Company’s Board of Directors who will provide references consistent with the press release in Exhibit D (discussed below).

21. Press Release. The parties agree that the Company will issue a press release concerning your resignation which describes your resignation consistent with the content of the attached Exhibit D.

22. Dispute Resolution. To ensure rapid and economical resolution of any disputes regarding this Agreement, the parties hereby agree that any and all claims, disputes or controversies of any nature whatsoever (including but not limited to any statutory claims) arising out of, or relating to, this Agreement, or its interpretation, enforcement, breach, performance or execution, your employment with the Company, or the termination of such employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Francisco, California conducted before a single arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then applicable JAMS arbitration rules. The parties each acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy, or claim sought to be resolved in accordance with these arbitration procedures. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration. The Company will pay the arbitration fees and costs. The party prevailing in any such arbitration shall be entitled to recover its reasonable attorneys’ fees and costs from the other party, except in all events the Company will pay the arbitration fees and costs.

23. Miscellaneous. This Agreement, including Exhibits A, B, C, and D, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter, including without limitation the severance benefit provisions contained in the Employment Agreement. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign below on or before the close of business on March 19, 2008, and promptly return the fully signed original to me. If I do not receive the fully executed Agreement from you within this timeframe, the Company’s offer contained herein will expire.

We wish you the best in your future endeavors.

Sincerely,

KOSAN BIOSCIENCES INCORPORATED

By:	/s/ Peter Davis
Peter Davis
Chairman of the Board of Directors,
on behalf of the Board of Directors

Exhibit A – Signed Resignation Letter

Exhibit B – Employee Proprietary Information and Invention Assignment Agreement

Exhibit C –Indemnification Agreement

Exhibit D – Press Release Content

UNDERSTOOD AND AGREED:

/s/ Robert G. Johnson, Jr.	19 March 2008
Robert G. Johnson, Jr., M.D., Ph.D.	Date

EXHIBIT A

SIGNED RESIGNATION LETTER

February 27, 2008

Board of Directors

Kosan Biosciences, Inc.

3832 Bay Center Place

Hayward, CA 94545

Re:	Resignation

To the Board of Directors of Kosan Biosciences, Inc.:

Effective immediately, I hereby submit my resignation as Chief Executive Officer of Kosan Biosciences, Inc. (the “Company”), and I hereby resign from any other employment or officer positions with the Company and all of its affiliated entities and as a member of the Company’s Board of Directors, in all cases effective immediately. I reserve any rights to severance benefits that I may have under my employment offer letter, dated as of September 5, 2000.

I wish the best for the continued success of the Company.

Sincerely,

/s/ Robert G. Johnson, Jr.
Robert G. Johnson, Jr., M.D., Ph.D.

EXHIBIT B

KOSAN BIOSCIENCES INCORPORATED

EMPLOYEE PROPRIETARY INFORMATION AND

INVENTION ASSIGNMENT AGREEMENT

I acknowledge that during the course of my employment by Kosan Biosciences Incorporated, a Delaware corporation, together with its subsidiaries, affiliates, successors or assigns (hereinafter collectively called the “Company”), I had access to, obtained and developed proprietary information and trade secrets of the Company. As previously agreed by me, and in consideration of the severance benefits that I will receive from the Company, I hereby enter into this Employee Proprietary Information and Invention Assignment Agreement (“Agreement”), which I agree is effective retroactive to my first day of employment with the Company and which I agree applies during my entire employment with the Company, and as set forth below:

1. Maintaining Confidential Information

a. Company Information. I agree at all times during the term of my employment and thereafter to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Company, any trade secrets, confidential knowledge, data or other proprietary information of the Company, including but not limited to information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information, personnel information, or other subject matter pertaining to any business of the Company or any of its clients, consultants, or licensees.

b. Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of my former or concurrent employers or companies, or any other person, and that I will not bring onto the premises of the Company any unpublished document or any property belonging to my former or concurrent employers or companies, or any other person, unless consented to in writing by said employers, companies, or other person.

c. Third-Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree that I owe the Company and such third parties, during the term of my employment and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation (except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party) or to use it for the benefit of anyone other than for the Company or such third party (consistent with the Company’s agreement with such third party) without the express written authorization of the Company.

2. Retaining and Assigning Inventions and Original Works

a. Inventions and Original Works Retained by Me. I have listed in Section 7 hereof descriptions of any and all inventions, original works of authorship, developments, improvements, and trade secrets belonging to me which were made by me prior to my employment with the Company, which relate to the Company’s proposed business and products, and which are not assigned to the Company (collectively, “Prior Inventions”).

b. Inventions and Original Works Assigned to the Company. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and will assign and hereby do assign to the Company all my right, title, and interest in and to any and all inventions, original works of authorship, developments, improvements or trade secrets which I previously (or in the future may), solely or jointly, conceived or developed or reduced to practice, or caused to be conceived or developed or reduced to practice, during the period of my employment with the Company (collectively, “Company Inventions”). I recognize, however, that the preceding sentence does not apply to any invention which qualifies fully for protection from assignment to the Company under Section 2870 of the California Labor Code, which reads as follows:

“(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

(2) Result from any work performed by the employee for the employer.

“(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and unenforceable.”

I agree to grant and hereby do grant the Company or its designees a royalty free, irrevocable, worldwide license (with rights to sublicense through multiple tiers of distribution) to practice all applicable patent, copyright and other intellectual property rights relating to any Prior Inventions that I incorporate or incorporated, or permitted to be incorporated, in any Company Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, any Prior Invention in any Company Invention without the Company’s prior written consent.

I acknowledge that all original works of authorship which were made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” as the term is defined in the United States Copyright Act (17 USCA, Section 101).

c. Maintenance of Records. I agree to keep and maintain, and did during my employment with the Company keep and maintain, adequate and current written records of all inventions and original works of authorship made by me (solely or jointly with others) during the term of my employment with the Company. The records are in the form of notes, sketches, drawings, and any other format as specified by the Company. The records will be available to and remain the sole property of the Company at all times.

d. Inventions Assigned to the United States. I agree to assign and hereby do assign to the United States government all my right, title, and interest in and to any and all inventions, original works of authorship, developments, improvements or trade secrets whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

e. Obtaining Letters Patent, Copyrights, and Mask Work Rights. I agree that my obligation to assist the Company to obtain United States or foreign letters patent, copyrights, or mask work rights covering inventions, works of authorship, and mask works, respectively, assigned hereunder to the Company shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate for time actually spent by me at the Company’s request on such assistance. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign letters patent, copyrights, or mask work rights covering inventions or other rights assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyrights, and mask work rights with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have, of infringement of any patents, copyrights, or mask work rights resulting from any such application assigned hereunder to the Company.

f. Exception to Assignments. I understand that the provisions of this Agreement requiring assignment to the Company do not apply to any invention which qualifies fully under the provisions of Section 2870 of the California Labor Code. I will advise the Company promptly in writing of any inventions, original works of authorship, developments, improvements or trade secrets that I believe are exempt from assignment to the Company based upon the application of Section 2870 of the California Labor

Code; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. I understand that the Company will keep in confidence and will not disclose to third parties without my consent any confidential information disclosed in writing to the Company relating to inventions that qualify fully under the provisions of Section 2870 of the California Labor Code.

3. Conflicting Employment. I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to the Company.

4. Company Documents and Property. I agree that, at the time of leaving the employ of the Company, or earlier if requested by the Company, I will deliver to the Company (and will not keep in my possession or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions (in whole or in part) of any aforementioned items belonging to the Company, its successors or assigns that I have in my possession or control. I further agree that any property situated on the Company’s premises and owned by the Company, including but not limited to desks, filing cabinets, or other storage or work areas, is subject to inspection by Company personnel at any time with or without further notice.

5. Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.

6. General Provisions

a. Governing Law and Venue. This Agreement will be governed by and construed in accordance with the laws of the State of California as such laws are applied to agreements entered into and to be performed entirely within California by California residents. I expressly consent to personal jurisdiction and venue in the state and federal courts for the county in which the Company’s principal place of business is located for any lawsuit filed there against me by the Company arising from or related to this Agreement.

b. Entire Agreement; Amendment; Application to Engagement as Contractor. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by me and a duly authorized officer of the Company. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement. In addition, if no other agreement governs nondisclosure and assignment of inventions during any period in which I was previously engaged or am in the future engaged by the Company as an independent contractor or consultant, the obligations pursuant to Sections 1 and 2 (with the exception of the last sentence of Section 2(b)) of this Agreement shall apply.

c. Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

d. Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

e. Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee. This Agreement is binding upon my heirs and legal representatives.

f. At-Will Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause, and with or without advance notice.

g. No Solicitation. During the term of my employment with the Company and for a period of eighteen (18) months thereafter, I will not solicit, encourage, or cause others to solicit or encourage, or attempt any such actions, with respect to any employees of the Company to terminate their employment with the Company.

h. Injunctive Relief. I agree that a breach of any of the representations, warranties or covenants contained in this Agreement will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law, and that consequently the Company will be entitled to injunctive relief and/or a decree for specific performance and such other relief as may be proper (including monetary damages if appropriate). The rights and remedies provided to each party in this Agreement are cumulative and in addition to any other rights and remedies available to such party at law or in equity.

i. Waiver. The waiver by the Company of a breach of any provision of this Agreement by me will not operate or be construed as a waiver of any other or subsequent breach by me.

j. Export Control. I agree not to export, directly or indirectly, any U.S. technical data acquired from the Company or any products utilizing such data, to countries outside the United States, because such export could be in violation of the United States export laws or regulations.

k. Notification of New Employer. If I leave the employ of the Company, I consent to the notification of my new employer of my rights and obligations under this Agreement, by the Company providing a copy of this Agreement to my new employer or otherwise.

7. List of Inventions. Pursuant to Section 2(a) of this Agreement, set forth below is a complete list of my prior inventions and original works of authorship:

	Title	Date	Brief Description
1.
2.
3.
4.
5.
6.
7.

IF NO PRIOR INVENTIONS OR ORIGINAL WORKS OF AUTHORSHIP ARE LISTED IN THIS SECTION 7, I HEREBY AFFIRM THAT THERE ARE NO SUCH INVENTIONS OR ORIGINAL WORKS OF AUTHORSHIP.

KOSAN BIOSCIENCES INCORPORATED

By:	/s/ Paula A. Knutsen
Paula Knutsen
Director, Human Resources

Dated:	March 18, 2008

UNDERSTOOD AND AGREED:

/s/ Robert S. Johnson
Robert S. Johnson, M.D., Ph.D.

Dated: March 19, 2008

EXHIBIT C

INDEMNIFICATION AGREEMENT

KOSAN BIOSCIENCES INCORPORATED

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (“Agreement”) is made by and between Kosan Biosciences Incorporated, a Delaware corporation (which, together with the California corporation which was its predecessor, is known herein as the “Company”), and Robert G. Johnson, Jr., M.D., Ph.D. (“Indemnitee”). This Agreement is effective as of the Indemnitee’s start date with the Company.

WHEREAS, the Company and Indemnitee recognize the increasing difficulty in obtaining directors’ and officers’ liability insurance, the significant increases in the cost of such insurance and the general reductions in the coverage of such insurance;

WHEREAS, the Company and Indemnitee further recognize the substantial increase in corporate litigation in general, subjecting officers and directors to expensive litigation risks at the same time as the coverage of liability insurance has been limited;

WHEREAS, Indemnitee does not regard the current protection available as adequate under the present circumstances, and Indemnitee and other officers and directors of the Company may not be willing to continue to serve as officers and directors without additional protection; and

WHEREAS, the Company desires to attract and retain the services of highly qualified individuals, such as Indemnitee, to serve as officers and directors of the Company and to indemnify its officers and directors so as to provide them with the maximum protection permitted by law.

NOW, THEREFORE, the Company and Indemnitee hereby agree as follows:

1. Indemnification.

(a) Third Party Proceedings. The Company shall indemnify Indemnitee if Indemnitee is or was a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that Indemnitee is or was a director, officer, employee or agent of the Company, or any subsidiary of the Company, by reason of any action or inaction on the part of Indemnitee while an officer or director or by reason of the fact that Indemnitee is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement (if such settlement is approved in advance by the Company, which approval shall not be unreasonably withheld) actually and reasonably incurred by Indemnitee in connection with such action or proceeding if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe Indemnitee’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that (i) Indemnitee did not act in good faith, (ii) Indemnitee did not act in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, or (iii) with respect to any criminal action or proceeding, Indemnitee had no reasonable cause to believe that Indemnitee’s conduct was unlawful.

(b) Proceedings By or in the Right of the Company. The Company shall indemnify Indemnitee if Indemnitee was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company or any subsidiary of the Company to procure a judgment in its favor by reason of the fact that Indemnitee is or was a director, officer, employee or agent of the Company, or any subsidiary of the Company, by reason of any action or inaction on the part of Indemnitee while an officer or director or by reason of the fact that Indemnitee is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) and, to the fullest extent permitted by law, amounts paid in settlement, in each case to the extent actually and reasonably incurred by Indemnitee in connection with the defense or settlement of such action or proceeding if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company and its stockholders, except that no indemnification shall be made in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Company in the performance of Indemnitee’s duty to the Company and its stockholders unless and only to the extent that the court in which such action or suit is or was pending shall determine upon application that, in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses and then only to the extent that the court shall determine.

2. Agreement to Serve. In consideration of the protection afforded by this Agreement, if Indemnitee is a director of the Company, he agrees to serve at least for the balance of the current term as a director and not to resign voluntarily during such period without the written consent of a majority of the Board of Directors. If Indemnitee is an officer of the Company not serving under an employment contract, he agrees to serve in such capacity at least for the balance of the current fiscal year of the Company and not to resign voluntarily during such period without the written consent of a majority of the Board of Directors. Following the applicable period set forth above, Indemnitee agrees to continue to serve in such capacity at the will of the Company (or under separate agreement, if such agreement exists) so long as he is duly appointed or elected and qualified in accordance with the applicable provisions of the Bylaws of the Company or any subsidiary of the Company or until such time as he tenders his resignation in writing. Nothing contained in this Agreement is intended to or shall create in Indemnitee any right to continued employment.

3. Expenses; Indemnification Procedure.

(a) Advancement of Expenses. The Company shall advance all expenses incurred by Indemnitee in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding referenced in Section 1(a) or (b) hereof (but not amounts actually paid in settlement of any such action or proceeding). Indemnitee hereby undertakes to repay such expenses advanced only if, and to the extent that, it shall ultimately be determined that Indemnitee is not entitled to be indemnified by the Company as authorized hereby. The advances to be made hereunder shall be paid by the Company to Indemnitee within twenty (20) days following delivery of a written request therefor by Indemnitee to the Company.

(b) Notice/Cooperation by Indemnitee. Indemnitee shall, as a condition precedent to his right to be indemnified under this Agreement, give the Company notice in writing as soon as practicable of any claim made against Indemnitee for which indemnification will or could be sought under this Agreement. Notice to the Company shall be directed to the Chief Executive Officer of the Company at the address shown on the signature page of this Agreement (or such other address as the Company shall designate in writing to Indemnitee). Notice shall be deemed received three business days after the date postmarked if sent by domestic certified or registered mail, properly addressed; otherwise notice shall be deemed received when such notice shall actually be received by the Company. In addition, Indemnitee shall give the Company such information and cooperation as it may reasonably require and as shall be within Indemnitee’s power.

(c) Procedure. Any indemnification provided for in Section 1 shall be made no later than forty-five (45) days after receipt of the written request of Indemnitee. If a claim under this Agreement, under any statute, or under any provision of the Company’s Certificate of Incorporation or Bylaws providing for indemnification, is not paid in full by the Company within forty-five (45) days after a written request for payment thereof has first been received by the Company, Indemnitee may, but need not, at any time thereafter submit his claim to arbitration as described in Section 14 to recover the unpaid amount of the claim and, subject to Section 15 of this Agreement, Indemnitee shall also be entitled to be paid for the expenses (including attorneys’ fees) of bringing such claim. It shall be a defense to any such action (other than a claim brought for expenses incurred in connection with any action or proceeding in advance of its final disposition) that Indemnitee has not met the standards of conduct which make it permissible under applicable law for the Company to indemnify Indemnitee for the amount claimed, but the burden of proving such defense shall be on the Company, and Indemnitee shall be entitled to receive interim payments of expenses pursuant to Subsection 3(a) unless and until such defense may be finally adjudicated by court order or judgment from which no further right of appeal exists or an arbitration panel as described in Section 14. It is the parties’ intention that if the Company contests Indemnitee’s right to indemnification, the question of Indemnitee’s right to indemnification shall be for the court or arbitration panel to decide, and neither the failure of the Company (including its Board of Directors, any committee or subgroup of the Board of Directors, independent legal counsel, or its stockholders) to have made a determination that indemnification of Indemnitee is proper in the circumstances because Indemnitee has met the applicable standard of conduct required by applicable law, nor an actual determination by the Company (including its Board of Directors, any committee or subgroup of the Board of Directors, independent legal counsel, or its stockholders) that Indemnitee has not met such applicable standard of conduct, shall create a presumption that Indemnitee has or has not met the applicable standard of conduct.

(d) Notice to Insurers. If, at the time of the receipt of a notice of a claim pursuant to Subsection 3(b) hereof, the Company has director and officer liability insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies.

(e) Selection of Counsel. In the event the Company shall be obligated under Subsection 3(a) hereof to pay the expenses of any proceeding against Indemnitee, the Company, if appropriate, shall be entitled to assume the defense of such proceeding, with counsel approved by Indemnitee, which approval shall not be unreasonably withheld, upon the delivery to Indemnitee of written notice of its election so to do. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Company, the Company will not be liable to Indemnitee under this Agreement for any fees of counsel (other than the counsel retained by the Company) subsequently incurred by Indemnitee with respect to the same proceeding, provided that (i) Indemnitee shall have the right to employ his own counsel in any such proceeding at Indemnitee’s expense; and (ii) if (A) the employment of counsel by Indemnitee has been previously authorized by the Company, (B) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and Indemnitee in the conduct of any such defense or (C) the Company shall not, in fact, have employed counsel to assume the defense of such proceeding, then the fees and expenses of Indemnitee’s counsel shall be at the expense of the Company.

4. Additional Indemnification Rights; Nonexclusivity.

(a) Scope. Notwithstanding any other provision of this Agreement, the Company hereby agrees to indemnify the Indemnitee to the fullest extent permitted by law, notwithstanding that such indemnification is not specifically authorized by the other provisions of this Agreement, the Company’s Certificate of Incorporation, the Company’s Bylaws or by statute. In the event of any change, after the date of this Agreement, in any applicable law, statute or rule which expands the right of a Delaware corporation to indemnify a member of its Board of Directors or an officer, such changes shall be, ipso facto, within the purview of Indemnitee’s rights and Company’s obligations under this Agreement. In the event of any change in any applicable law, statute or rule which narrows the right of a Delaware corporation to indemnify a member of its Board of Directors or an officer, such changes, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement shall have no effect on this Agreement or the parties’ rights and obligations hereunder.

(b) Nonexclusivity. The indemnification provided by this Agreement shall not be deemed exclusive of any rights to which Indemnitee may be entitled under the Company’s Certificate of Incorporation, its Bylaws, any agreement, any vote of stockholders or disinterested directors, the General Corporation Law of the State of Delaware, or otherwise, both as to action in Indemnitee’s official capacity and as to action in another capacity while holding such office. The indemnification provided under this Agreement shall continue as to Indemnitee for any action taken or not taken while serving in an indemnified capacity even though he may have ceased to serve in such capacity at the time of any action or other covered proceeding.

5. Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the expenses, judgments, fines, penalties or amounts paid in settlement actually or reasonably incurred by him in the investigation, defense, appeal or settlement of any civil or criminal action or proceeding, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion of such expenses, judgments, fines or penalties to which Indemnitee is entitled.

6. Mutual Acknowledgement. Both the Company and Indemnitee acknowledge that in certain instances, Federal law or applicable public policy may prohibit the Company from indemnifying its directors and officers under this Agreement or otherwise. Indemnitee understands and acknowledges that the Company has undertaken or may be required in the future to undertake with the Securities and Exchange Commission to submit the question of indemnification to a court in certain circumstances for a determination of the Company’s right under public policy to indemnify Indemnitee.

7. Directors’ and Officers’ Liability Insurance. The Company shall, from time to time, make a good faith determination whether or not it is practicable for the Company to obtain and maintain a policy or policies of insurance with reputable insurance companies providing the officers and directors of the Company with coverage for losses from wrongful acts, or to ensure the Company’s performance of its indemnification obligations under this Agreement. Among other considerations, the Company will weigh the costs of obtaining such insurance coverage against the protection afforded by such coverage. In all policies of directors’ and officers’ liability insurance, Indemnitee shall be named as an insured in such a manner as to provide Indemnitee the same rights and benefits as are accorded to the most favorably insured of the Company’s directors, if Indemnitee is a director; or of the Company’s officers, if Indemnitee is not a director of the Company but is an officer; or of the Company’s key employees, if Indemnitee is not an officer or director but is a key employee. Notwithstanding the foregoing, the Company shall have no obligation to obtain or maintain such insurance if the Company determines in good faith that such insurance is not reasonably available, if the premium costs for such insurance are disproportionate to the amount of coverage provided, if the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit, or if Indemnitee is covered by similar insurance maintained by a subsidiary or parent of the Company.

8. Severability. Nothing in this Agreement is intended to require or shall be construed as requiring the Company to do or fail to do any act in violation of applicable law. The Company’s inability, pursuant to court order, to perform its obligations under this Agreement shall not constitute a breach of this Agreement. The provisions of this Agreement shall be severable as provided in this Section 8. If this Agreement or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify Indemnitee to the full extent permitted by any applicable portion of this Agreement that shall not have been invalidated, and the balance of this Agreement not so invalidated shall be enforceable in accordance with its terms.

9. Exceptions. Any other provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement:

(a) Excluded Acts. To indemnify Indemnitee for any acts or omissions or transactions from which a director may not be indemnified under the Delaware General Corporation Law; or

(b) Claims Initiated by Indemnitee. To indemnify or advance expenses to Indemnitee with respect to proceedings or claims initiated or brought voluntarily by Indemnitee and not by way of defense, except with respect to proceedings brought to establish or enforce a right to indemnification under this Agreement or any other statute or law or otherwise as required under Section 145 of the Delaware General Corporation Law, but such indemnification or advancement of expenses may be provided by the Company in specific cases if the Board of Directors has approved the initiation or bringing of such claim; or

(c) Lack of Good Faith. To indemnify Indemnitee for any expenses incurred by the Indemnitee with respect to any proceeding instituted by Indemnitee to enforce or interpret this Agreement, if a court of competent jurisdiction or the arbitration panel determines that each of the material assertions made by the Indemnitee in such proceeding was not made in good faith or was frivolous; or

(d) Insured Claims. To indemnify Indemnitee for expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) which have been paid directly to Indemnitee by an insurance carrier under a policy of directors’ and officers’ liability insurance maintained by the Company; or

(e) Claims Under Section 16(b). To indemnify Indemnitee for expenses and the payment of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any similar successor statute.

10. Effectiveness of Agreement. To the extent that the indemnification permitted under the terms of certain provisions of this Agreement exceeds the scope of the indemnification provided for in the Delaware General Corporation Law, such provisions shall not be effective unless and until the Company’s Certificate of Incorporation authorizes such additional rights of indemnification. In all other respects, the balance of this Agreement shall be effective as of the date set forth on the first page and may apply to acts or omissions of Indemnitee which occurred prior to such date if Indemnitee was an officer, director, employee or other agent of the Company or any subsidiary of the Company, or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, at the time such act or omission occurred.

11. Construction of Certain Phrases.

(a) For purposes of this Agreement, references to the “Company” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that if Indemnitee is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, Indemnitee shall stand in the same position under the provisions of this Agreement with respect to the resulting or surviving corporation as Indemnitee would have with respect to such constituent corporation if its separate existence had continued.

(b) For purposes of this Agreement, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on Indemnitee with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants, or beneficiaries.

12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

13. Successors and Assigns. This Agreement shall be binding upon the Company and its successors and assigns, and shall inure to the benefit of Indemnitee and Indemnitee’s estate, heirs, legal representatives and assigns.

14. Arbitration. It is understood and agreed that the Company and Indemnitee shall carry out this Agreement in the spirit of mutual cooperation and good faith and that any differences, disputes or controversies shall be resolved and settled amicably among the parties hereto. In the event that the dispute, controversy or difference is not so settled in the above manner within forty-five (45) days, then the matter shall be exclusively submitted to arbitration in Alameda County, California before three independent technically qualified arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association and under the laws of Delaware, without reference to conflict of laws principles. Subject to Sections 1(b) and 6, arbitration shall be the exclusive forum and the decision and award by the arbitrator(s) shall be final and binding upon the parties concerned and may be entered in any state court of California having jurisdiction.

15. Attorneys’ Fees. In the event that any action is instituted or claim is submitted to arbitration by Indemnitee under this Agreement to enforce or interpret any of the terms hereof, Indemnitee shall be entitled to be paid all court costs and expenses, including reasonable attorneys’ fees, incurred by Indemnitee with respect to such action or arbitration, unless as a part of such action, a court of competent jurisdiction or the arbitrator(s) determines that each of the material assertions made by Indemnitee as a basis for such claim were not made in good faith or were frivolous. In the event of an action instituted or a claim submitted to arbitration by or in the name of the Company under this Agreement or to enforce or interpret any of the terms of this Agreement, Indemnitee shall be entitled to be paid all court and arbitration costs and expenses, including attorneys’ fees, incurred by Indemnitee in defense of such action or claim (including with respect to Indemnitee’s counterclaims and cross-claims made in such action or arbitration), unless as a part of such action the court or the arbitrator(s) determines that each of Indemnitee’s material defenses to such action or claim were made in bad faith or were frivolous.

16. Notice. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (i) if delivered by hand and receipted for by the party addressee, on the date of such receipt, or (ii) if mailed by domestic certified or registered mail with postage prepaid, on the third business day after the date postmarked. Addresses for notice to either party are as shown on the signature page of this Agreement, or as subsequently modified by written notice.

17. Consent to Jurisdiction. The Company and Indemnitee each hereby irrevocably consent to the jurisdiction of the courts of the State of California for all purposes in connection with any proceeding which arises out of or relates to this Agreement and agree that any action instituted under this Agreement shall be brought only in the state courts of the State of California in Alameda County and that any arbitration proceeding which arises out of or relates to this Agreement shall be held in Alameda County, California.

18. Choice of Law. This Agreement shall be governed by and its provisions construed in accordance with the laws of the State of Delaware as applied to contracts between Delaware residents entered into and performed entirely within Delaware.

19. Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all documents required and shall do all acts that may be necessary to secure such rights and to enable the Company effectively to bring suit to enforce such rights.

20. Continuation of Indemnification. All agreements and obligations of the Company contained herein shall continue during the period that Indemnitee is a director, officer or agent of the Company and shall continue thereafter so long as Indemnitee shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrational, administrative or investigative, by reason of the fact that Indemnitee was serving in the capacity referred to herein.

21. Amendment and Termination. Subject to Section 20, no amendment, modification, termination or cancellation of this Agreement shall be effective unless in writing signed by both parties hereto.

22. Integration and Entire Agreement. This Agreement (a) sets forth the entire understanding between the parties relating to the subject matter hereof, (b) supersedes all previous written or oral negotiations, commitments, understandings and agreements relating to the subject matter hereof and (c) merges all prior and contemporaneous discussions between the parties relating to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

KOSAN BIOSCIENCES INCORPORATED

By:	/s/ Margaret A. Horn
Margaret A. Horn
Title:	Senior Vice President

Address:	3832 Bay Center Place
Hayward, CA 94545

AGREED TO AND ACCEPTED:

INDEMNITEE:

/s/ Robert G. Johnson, Jr.
Signature

Robert G. Johnson, Jr.
Name

3832 Bay Center Place Hayward, CA 94545
Address

EXHIBIT D

PRESS RELEASE CONTENT

Kosan Biosciences Incorporated (Nasdaq: KOSN) today announced that Robert G. Johnson, Jr., M.D., Ph.D., has resigned as President and Chief Executive Officer and a member of Kosan’s Board of Directors.

“Under Robert’s leadership, Kosan made the successful transition from a research-oriented organization to a product development-focused company, and he has made many significant contributions to Kosan over the last eight years,” said Peter Davis, Chairman of Kosan’s Board of Directors. “Robert assumed the chief executive officer role during a period of transition and executed his responsibilities skillfully and energetically. He helped Kosan to manage a period of significant change to emerge as a better-positioned company and to recruit the senior management team that will help lead the company into its next phase. His commitment to Kosan has been intense, and his positive influence has been felt throughout the company. We express our sincerest thanks to Robert and wish him well in his new pursuits.”

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